Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR INFORMATION CONTACT:
May 16, 2011	J. Scott Sitter
(920) 267-8052

CHOICE BANK AND CHOICE BANCORP, INC. APPOINTS NEW PRESIDENT AND
CHIEF EXECUTIVE OFFICER

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Company also reports first quarter 2011 net income of $0.15 per share

OSHKOSH, Wis. – Choice Bancorp, Inc. today announced the appointment of J. Scott Sitter as President and Chief Executive Officer of the Company.  Mr. Sitter was also appointed to the same positions with Choice Bank, a wholly-owned subsidiary of the Company.  Mr. Sitter has also been appointed to serve on the Board of Directors for both Choice Bancorp, Inc. and Choice Bank.  Sitter will succeed Stan Leedle who had served as the President of the Company and the Bank on an interim basis.  Mr. Leedle will continue to serve as Executive Vice President and Director of the Company and will continue to serve as the Executive Vice President, Chief Credit Officer and Director of the Bank.

“Choice Bank has seen a significant increase in its net-interest income over the past twelve months and substantial improvement in its core earnings through the first quarter of 2011,” Sitter said.  “As an organization, Choice Bank is positioned well for the unpredictable economic climate that we are experiencing.  In 2010, we substantially boosted our reserves and aggressively reduced our non-performing assets.”

The Company is also announcing that it has earned net income for its first quarter ending March 31, 2011 of $332,000 ($0.15 per share).  “To establish this level of profitability, while continuing to properly fund our reserves, is a sign of the hard work and dedication portrayed by our staff,” said Sitter.  “We are encouraged by our first quarter and we look forward to continuing with these positive trends.”

Choice Bank was founded in 2006.  Earlier this year, Choice Bank became a wholly-owned subsidiary of Choice Bancorp, Inc.  As of March 31, 2011, the company is reporting total assets of $159.3 million.  Choice Bancorp is a publicly traded, one-bank holding company, trading under the symbol of CBKW.